INTERNATIONAL SEAWAYS ANNOUNCES CONTRACT TO BUILD THREE DUAL-FUEL LNG VLCCS

VESSELS TO ENTER SEVEN-YEAR TIME CHARTERS WITH SHELL UPON DELIVERY IN 2023

New York, NY – March 11, 2021 – International Seaways, Inc. (NYSE: INSW) (the “Company” or “INSW”), one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets, today announced that it has entered into an agreement to build three dual-fuel LNG VLCCs. The three vessels will be constructed at leading South Korean shipyard DSME and are expected to deliver in 2023.

Upon delivery, the three vessels will commence seven-year time charters with Shell. The Company expects to fund the construction costs with cash and long-term financing.

“We are pleased to partner with market leading counterparty Shell on these three dual-fuel LNG VLCCS,” said Lois K. Zabrocky, International Seaways’ President and CEO. “In addition to generating strong, stable cash flows for seven years, with added upside due to profit sharing above the base rate, we are once again renewing our fleet at very attractive levels. Importantly, we expect these tankers to be well suited to adhere to future environmental regulation throughout their life, as they meet both today’s IMO Energy Efficiency Design Index (“EEDI”) and also exceed the 2025 Phase III EEDI targets by about eight percent. Their significant environmental benefits, including substantially reducing our carbon footprint, are in keeping with Seaways’ commitment to ESG-focused corporate citizenship, and we are proud to continue to be at the forefront of sustainability initiatives in the maritime sector.”

About International Seaways, Inc.
International Seaways, Inc. (NYSE: INSW) is one of the largest tanker companies worldwide providing energy transportation services for crude oil and petroleum products in International Flag markets. International Seaways owns and operates a fleet of 36 vessels, including 11 VLCCs, two Suezmaxes, four Aframaxes/LR2s, 13 Panamaxes/LR1s and 4 MR tankers. Through joint ventures, it has ownership interests in two floating storage and offloading service vessels. International Seaways has an experienced team committed to the very best operating practices and the highest levels of customer service and operational efficiency. International Seaways is headquartered in New York City, NY. Additional information is available at https://www.intlseas.com.

Forward-Looking Statements
This release contains forward-looking statements. In addition, the Company may make or approve certain statements in future filings with the Securities and Exchange Commission (SEC), in press releases, or in oral or written presentations by representatives of the Company. All statements other than statements of historical facts should be considered forward-looking statements. These matters or statements may relate to the Company’s plans to issue dividends, its prospects, including statements regarding vessel acquisitions, trends in the tanker markets, and possibilities of strategic alliances and investments. Forward-looking statements are based on the Company’s current plans, estimates and projections, and are subject to change based on a number of factors. Investors should carefully consider the risk factors outlined in more detail in the Annual Report on Form 10-K for 2020 for the Company, and in similar sections of other filings made by the Company with the SEC from time to time. The Company assumes no obligation to update or revise any forward-looking statements. Forward-looking statements and written and oral forward-looking statements attributable to the Company or its representatives after the date of this release are qualified in their entirety by the cautionary statements contained in this paragraph and in other reports previously or hereafter filed by the Company with the SEC.